Exhibit 99.(g)(2)

INVESTMENT SUB-ADVISORY AGREEMENT

This INVESTMENT SUB-ADVISORY AGREEMENT, dated as of July 1, 2017, by and among Hatteras Master Fund, L.P. (the “Fund”), Hatteras Funds, LP (the “Adviser”), and Portfolio Advisors, LLC (“Portfolio Advisors”).

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Adviser has entered into an investment management agreement with the Fund (the “Investment Advisory Agreement”) pursuant to which the Adviser provides investment advisory services to the Fund;

WHEREAS, the Investment Advisory Agreement provides that the Adviser shall have the authority to engage one or more sub-advisers in connection with the management of the Fund;

WHEREAS, Portfolio Advisors is registered as an investment adviser under the Advisers Act;

WHEREAS, the Adviser desires to retain Portfolio Advisors to render investment sub-advisory services to the Adviser with respect to the Fund, in the manner and on the terms hereinafter set forth; and

WHEREAS, Portfolio Advisors is willing to furnish such services to the Adviser with respect to the Fund, in the manner and on the terms hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the Fund, the Adviser and Portfolio Advisors agree as follows:

1.                                      APPOINTMENT OF PORTFOLIO ADVISORS AS SUB-ADVISER

The Adviser hereby appoints Portfolio Advisors to act as an investment sub-adviser for the Fund, subject to the supervision and oversight of the Adviser and the Board of Directors of the Fund (the “Board of Directors”), and in accordance with the terms and conditions of this Agreement.

Portfolio Advisors will be an independent contractor and will have no authority to act for or represent the Fund or the Adviser in any way or otherwise be deemed an employee, agent, partner, or joint venturer of the Fund or the Adviser except as expressly authorized in this Agreement or another writing by the Fund, the Adviser and Portfolio Advisors.

Portfolio Advisors’ services under this Agreement are not exclusive. Portfolio Advisors shall be free to render investment advisory or other services to others and to engage in other activities.  Portfolio Advisors may provide the same or similar services to other clients. It is understood and agreed that the directors, officers, members and employees of Portfolio Advisors are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, members, officers, directors, trustees, or employees of any other firm or corporation.

2.                                      ACCEPTANCE OF APPOINTMENT

Portfolio Advisors accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

The assets of the Fund will be maintained in the custody of a custodian (who shall be identified by the Adviser in writing).  Portfolio Advisors will not have custody of any securities, cash or other assets of the Fund and will not be liable for any loss resulting from any act or omission of the custodian.

3.                                      SERVICES TO BE RENDERED BY PORTFOLIO ADVISORS TO THE FUND

A.                                    As an investment sub-adviser to the Fund, Portfolio Advisors will provide services to the Adviser with respect to a portion of the assets of the Fund that the Adviser or Board of Directors shall designate from time to time, which may consist of all or a portion of the Fund’s assets (the “Allocated Portion”).  Subject to the supervision and direction of the Adviser, Portfolio Advisors will be involved with the Fund’s investment program with respect to the Allocated Portion including, without limitation, asset allocation, portfolio construction, and manager search and selection.  Notwithstanding the forgoing, the parties to this Agreement acknowledge that the Fund’s portfolio, including the Allocated Portion, is currently invested and Portfolio Advisors’ ability to provide investment services under this Agreement will be limited by the pre-existing investments and investor redemption requests.  Except as expressly set forth in this Agreement, Portfolio Advisors will not be responsible for aspects of the Fund’s investment program other than the implementation of the program with respect to the Allocated Portion.

B.                                 In furtherance of the foregoing, Portfolio Advisors is hereby authorized to select the assets to be acquired or disposed of by the Fund with respect to the Allocated Portion (subject to the supervision and approval (if required) of the Adviser and oversight of the Board of Directors) including the investment and reinvestment of the Allocated Portion at such time and in such manner as Portfolio Advisors shall determine and elect, taking all other actions Portfolio Advisors deems, in its sole discretion, necessary or advisable in connection therewith, or directing and/or obtaining the assistance and services of the Fund custodian or any broker or other party, as applicable, to take any such actions, in accordance with this Agreement, including, without limitation, the following:

(i)                                     the sourcing, structuring, negotiating, and diligence of an investment;

(ii)                                  the purchase, acquisition, retention, investment and/or reinvestment of an asset (subject to the approval of the Adviser’s investment committee, as required);

(iii)                               the sale or other disposal of an asset;

(iv)                              acquiring in substitution for or in addition to any one or more asset, one or more additional assets;

(v)                                 if applicable, the tender of an asset pursuant to an offer or other solicitation by the underlying issuer;

(vi)                              recommending the consent to, or refusal to consent to, any proposed amendment, modification or waiver of the terms of any asset;

(vii)                           recommending the retention or disposal of any securities or other property (including cash) received pursuant to an offer or other solicitation by the underlying issuer;

(viii)                        recommending the negotiation of any workout or restructuring and the acceptance of any loan, security or other consideration issued in a plan of reorganization, bankruptcy or other proceeding;

(ix)                              amending, waiving, consenting, or exercising any vote (including any vote to amend or waive any provision or default, as applicable) with respect to any asset, including the exercise of any other rights or remedies with respect to an asset (subject to the approval of the Adviser’s investment committee, as required);

(xii)                           assisting the Adviser in formulating and implementing a continuous investment program for the Allocated Portion;

(xiii)                        assisting the Adviser in issuing information and instruction to the Fund’s administrator as reasonably required in order for the administrator to carry out its duties with respect to the Allocated Portion;

(xiv)                       keeping the Board of Directors and the Adviser informed on an ongoing basis in the manner described herein with respect to  material facts concerning the investment and reinvestment of the Fund’s assets, providing the information reasonably necessary for the Board of Directors’ processes as reasonably requested in advance from time to time by the Adviser or the Board of Directors, and attending meetings either in person or via telephone with the Adviser and/or the Board of Directors, as reasonably requested in advance, to discuss the foregoing;

(xv)  in accordance with procedures and methods established by the Board of Directors, which may be amended from time to time, provide reasonable assistance to the Adviser and Board of Directors with respect to the fair value of all securities and other investments/assets in the Allocated Portion, as necessary;

(xvi)                       as reasonably requested by the Adviser, provide information concerning Portfolio Advisors sufficient under applicable laws to allow the Fund or its agent to present required information concerning Portfolio Advisors in the Fund’s registration statement and in any filings required by the Securities and Exchange Commission (“SEC”) or in marketing or other materials to be prepared by the Adviser; provided, that (x) in any case, such registration statement and SEC filings, as well as any marketing materials containing information about Portfolio Advisors beyond identifying information, are submitted to Portfolio Advisors (and Portfolio Advisors’ Chief Compliance Officer) in advance for review and approval prior to the dissemination thereof, (y) any information concerning the performance of Portfolio Advisors shall be provided to the Adviser in a template established by Portfolio Advisors (reasonably acceptable to the Adviser) and (z) Portfolio Advisors has the right not to provide any information if Portfolio Advisors determines in its sole discretion that sharing such information would violate any confidentiality related obligation(s) of Portfolio Advisors in respect of such information;

(xv)                          cooperate with and provide reasonable assistance to the Adviser, the Fund’s administrator, the Fund’s custodian and foreign custodians, the Fund’s transfer agent and pricing agents and other Fund service providers, keeping such persons informed of matters that are necessary for and reasonably requested by them to carry out their respective roles with respect to the Fund.

C.                                                                                                                                    For the avoidance of doubt, the parties acknowledge and agree that Portfolio Advisors will not be responsible for providing any services to the Adviser or the Fund that are not expressly contemplated herein (or in a separate agreement between the Adviser or the Fund and Portfolio Advisors), including, without limitation, (i) services relating to investor relations, including communicating with investors and potential investors; (ii) marketing the Fund; (iii) legal services in connection with facilitating investments in the Fund (including investments selected by Portfolio Advisors for the Allocated Portion), including negotiating and completing subscription documents and side letters; (iv) contracting with or overseeing the Fund’s relationships with its custodian, administrator, transfer agent, auditors, or other service providers; (v) the design, monitoring, and implementation of the Fund’s compliance program; (vi) administrative services; (vii) facilitating or processing capital calls, distributions, repurchases, or transfers of interest; (viii) facilitating amendments to the Fund’s regulatory documents or making regulatory filings on the Fund’s behalf; (ix) providing services in relation to any portion of the portfolio outside of the Allocated Portion, including services relating to any investments in hedge funds or any portion of the portfolio to be allocated to hedge funds; and accordingly, such services, including those set forth in sub-sections (i)-(ix) hereto, shall continue to be the responsibility of the Adviser.

D.                                    In furnishing services hereunder, Portfolio Advisors shall manage the Allocated Portion subject to, and in accordance with, the following:  (i) the Fund’s limited partnership agreement, as the same may be hereafter modified and/or amended from time to time (the “Governing Document”); (ii) the currently effective registration statement of the Fund as filed with the SEC and delivered to Portfolio Advisors, as the same may be hereafter modified, amended, or supplemented from time to time; (iii) the Investment Company Act of 1940, as amended (“Investment Company Act”) and the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Allocated Portion; (iv) the relevant policies and procedures in the Fund’s Compliance Manual, as mutually agreed in writing by the parties; and (v) the reasonable written instructions of the Adviser.  Prior to the commencement of Portfolio Advisor’s services hereunder, the Adviser shall provide Portfolio Advisors with current copies of the Governing Document, the Fund’s registration statement, and the Fund’s current Compliance Manual and shall provide to Portfolio Advisors any amendments or supplements thereto.  The Adviser will provide Portfolio Advisors with copies or other written notice to Portfolio Advisors of any relevant amendments, modifications, or supplements to the above-mentioned documents a reasonable period of time in advance of implementation and, absent Portfolio Advisors’ willful misconduct, bad faith, reckless disregard, or gross negligence, Portfolio Advisors shall not be liable for acting in accordance with existing forms of Governing Document, registration statement or the Compliance Manual prior to being notified of any amendments thereto.  The Adviser shall timely furnish Portfolio Advisors with such additional information as may be reasonably necessary for or reasonably requested by Portfolio Advisors to perform its responsibilities pursuant to this Agreement.

E                                        In accordance with, and to the extent prohibited by, Rule 12d3-1 and Rule 17a-10 under the Investment Company Act, and any other applicable law or regulation, Portfolio Advisors is not permitted to consult with any other sub-adviser to the Fund or to any other investment company for which the Adviser serves as the investment adviser concerning transactions for the Fund in securities or other assets.  Portfolio Advisors is responsible only for providing advice with respect to the Allocated Portion.

F.                                      To the extent Portfolio Advisors selects brokers or dealers to execute portfolio investment transactions on behalf of the Fund, Portfolio Advisors shall use commercially reasonable efforts to seek the best overall terms available.

G.                                    Portfolio Advisors will maintain all accounts, books and records with respect to the Allocated Portion that relate to the services to be provided by Portfolio Advisors  hereunder as are required pursuant to the Advisers Act and the rules thereunder. For the avoidance of doubt, the Adviser shall have the primary responsibility for maintaining the books and records of the Fund.

4.                                      COMPENSATION OF PORTFOLIO ADVISORS

Portfolio Advisors will be compensated for services provided pursuant to this Agreement as specified in Exhibit 1 hereto, with payments made to Portfolio Advisors in the timing, and pursuant to the calculation, specified therein.

5.                                      EXPENSES

Portfolio Advisors will furnish all necessary facilities (including office space, furnishings, and equipment) and personnel required for Portfolio Advisors to perform its duties under this Agreement. Portfolio Advisors is responsible for the salaries and routine overhead and administrative expenses of its investment personnel responsible for the provision of services hereunder.  Portfolio Advisors assumes no obligation with respect to, and shall not be responsible for, the expenses of the Adviser or the Fund in fulfilling Portfolio Advisor’s obligations hereunder. Notwithstanding the foregoing, to the extent Portfolio Advisors determines, in its sole discretion, to incur any expense at the request of or on behalf of the Fund or the Adviser, the Adviser shall reimburse or shall cause the Fund to reimburse (as appropriate) Portfolio Advisors for such expenses.

The Fund or the Adviser, as appropriate, shall bear any other fee, cost, expense, or liability related to the Fund (whether related to its investments, operations, or otherwise) and not specifically assumed by Portfolio Advisors, including those fees, costs, expenses, and liabilities identified as being borne or paid by the Fund in the Investment Advisory Agreement or the limited partnership agreement. Without limiting the generality of the above, the Fund or the Adviser, as appropriate, shall be responsible for all investment-related expenses, including, but not limited to, (i) all costs and expenses directly and indirectly incurred by Portfolio Advisors in connection with related to portfolio transactions and positions for the Fund’s account, such as direct and indirect expenses associated with the Fund’s investments (including expenses attributable to travel, due diligence and facilitation of vehicles formed in connection with investment activities) regardless of whether or not such investments or dispositions are consummated; (ii) all costs and expenses directly or indirectly associated with enforcing the Fund’s rights in respect of its investments; (iii) taxes associated with the Fund and its investments, including transfer taxes and premiums, taxes withheld on non-U.S. dividends; (iv) costs and fees for data and software (including software providers and dedicated software); (v) research expenses; (vi) expenses attributable to legal, advisory, appraisal, consulting, liquidation and/or other services (including escrow-related fees) payable to third parties in connection with the Fund’s investment activities or other activities of the Fund; (vii) travel-related expenses associated with Portfolio Advisors’ marketing, due diligence and monitoring of Fund investments; (viii) all Portfolio Advisors’ expenses relating to any actual or threatened litigation, investigation, proceeding, or audit involving or in relation to the Fund; (ix) if applicable, in connection with the Fund’s temporary or cash management investments, brokerage commissions, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased and margin fees; and (x) all of Portfolio Advisors’ other non-recurring or extraordinary expenses attributable to its activity on behalf of the Fund.  In addition to the foregoing, the Fund or the Adviser, as appropriate, shall bear direct operational costs and expenses which will include, but not be limited to: (i) the identification, selection and acquisition (whether or not consummated) of fund investments for the Fund, including, without limitation, attorneys’ fees, due diligence and similar costs, travel expenses, finders’ fees and expenses, interest expense, brokerage commissions and fees and expenses of other investment-related service providers; (ii) the management, operation, development, improvement, financing and disposition of fund investments; and (iii) the ongoing administration of the Fund (including legal, auditing, consulting, financing, accounting and other professional expenses); the costs of indebtedness and guarantees (including interest thereon); expenses associated with the preparation of the Fund’s financial statements, tax returns and other reports; the cost of the Board of Directors meetings (including Director compensation); any taxes; the costs of any litigation or settlements paid in connection therewith; and the costs of winding up and liquidating the Fund.

6.                                      ALLOCATION OF INVESTMENT OPPORTUNITIES

On occasions when Portfolio Advisors deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of Portfolio Advisors, Portfolio Advisors to the extent permitted by applicable law and regulation, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution.  Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by Portfolio Advisors in the manner which Portfolio Advisors considers to be fair and equitable and consistent with its fiduciary obligations to each Fund and to its other clients over time.  Nothing in this Agreement shall be deemed to confer upon Portfolio Advisors any obligation to purchase or to sell or to recommend for purchase or sale for the Fund any investment that Portfolio Advisors, its affiliates, officers or employees may purchase or sell for its or their own account or for the account of any client, if in the sole and absolute discretion of Portfolio Advisors it is for any reason impractical or undesirable to take such action or make such recommendation for the Fund.

The Adviser and the Fund acknowledge that Portfolio Advisors currently makes investments, and in the future will make investments, on behalf of Portfolio Advisors-affiliated funds, for Portfolio Advisors and for other clients having investment objectives similar to those of the Fund and that in making such investments, conflicts of interests may exist.   Specifically, the Adviser and the Fund acknowledge that Portfolio Advisors may act as investment manager to other clients and, to the maximum extent permitted by applicable law and regulation, may make fund investments with the same fund sponsors and in the same funds as the Fund on behalf of such other clients.  Further, the Adviser and the Fund acknowledge that Portfolio Advisors’ provision of services under this Agreement may conflict with the investment management services Portfolio Advisors provides to other clients.  In dealing with capacity constraints and such conflicts of interest, Portfolio Advisors shall act in accordance with Portfolio Advisors’ investment allocation policies, taking into account Portfolio Advisors’ investment mandate for the Fund, as such may be amended and/or restated from time to time in Portfolio Advisors’ sole discretion.

7.                                      STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

A.                                    Portfolio Advisors shall perform its obligations in good faith, using a degree of skill and care in providing the services with respect to the Fund no less than that which Portfolio Advisors exercises with respect to comparable non-plan assets (i.e., non-ERISA assets) that it manages for itself and others. However, under no circumstance shall Portfolio Advisors, its controlling persons or each of their respective owners, members, managers, shareholders, partners, directors, officers, employees, agents, advisors, assigns, representatives and affiliates  (“Affiliates”) be liable for any Losses (defined below) incurred or suffered by the Adviser or the Fund as a result of, including but not limited to, any action taken or omitted by Portfolio Advisors or its Affiliates in the course of, or connected with, rendering services hereunder, or any error of judgment or mistake of law by Portfolio Advisors or its Affiliates with respect to the Fund in the absence of bad faith, willful misconduct, gross negligence or reckless disregard of its duties or obligations hereunder (collectively, “Disabling Conduct”).

B.                                    To the maximum extent not prohibited by applicable law, the Fund and the Adviser shall jointly and severally indemnify, defend and hold Portfolio Advisors and its Affiliates (“Sub-Adviser Indemnitees”), harmless from and against any and all claims, losses, liabilities (joint or several), damages, costs or expenses

(together, “Losses”) to which any Sub-Adviser Indemnitee may directly or indirectly become subject in connection with the Fund, except to the extent that such Losses shall have been finally determined in a non-appealable decision on the merits in any such action, suit, investigation or other proceeding to have been incurred or suffered by such Sub-Adviser Indemnitee by reason of Disabling Conduct on the part of Portfolio Advisors or its Affiliates in the performance of its duties and obligations under this Agreement. For these purposes, Losses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the relevant Sub-Adviser Indemnitee(s) may be or may have been involved as a party or otherwise, or with which such Sub-Adviser Indemnitee(s) may be or may have been threatened, while in office or thereafter.

C.                                    The Fund shall advance to or reimburse a Sub-Adviser Indemnitee (to the extent that the Fund has available assets and need not borrow to do so) reasonable attorney’s fees and other costs and expenses incurred in connection with defense of any action or proceeding arising out of such performance or non-performance.  Portfolio Advisors agrees, and each other Sub-Adviser Indemnitee will agree, that in the event it receives any such advance, it shall reimburse the Fund for such fees, costs and expenses to the extent that it shall be determined that it was not entitled to indemnification under this Section 7.

8.                                      REPRESENTATIONS OF THE ADVISER

The Adviser represents, warrants and agrees that:

A.                                    The Adviser has been duly authorized by the Board of Directors to delegate to Portfolio Advisors the provision of investment services on behalf of the Fund as contemplated thereby.

B.                                    The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and Rule 204A-1 of the Advisers Act and will provide Portfolio Advisors with a copy of such code of ethics. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the president, the Chief Compliance Officer or a vice-president of the Adviser  shall certify to the Chief Compliance Officer of the Fund that the Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation.

C.                                    The Adviser is currently in material compliance and shall at all times continue to materially comply with the requirements imposed upon the Adviser by applicable law and regulations.

D                                       The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority (including necessary limited partnership action) to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Portfolio Advisors of the occurrence of any event that would disqualify the Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.  The Adviser will also promptly notify Portfolio Advisors if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund; provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

E.                                     The Adviser has provided the Fund and Portfolio Advisors with a copy of its Form ADV Part 1, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC and ADV Part 2A and Part 2B and promptly will furnish a copy of all amendments to the Fund and Portfolio Advisors at least annually.

F.                                      The Adviser and the Fund have duly entered into the Investment Advisory Agreement pursuant to which the Fund authorized the Adviser to enter into this Agreement and both the Investment Advisory Agreement and this Agreement constitute the valid and legally binding obligation of the Adviser, enforceable against the Adviser in accordance with its terms and conditions.

G.                                    The Adviser represents that the Fund has implemented anti-money laundering policies and procedures that are reasonably designed to (i) comply with applicable provisions of the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001 and any other applicable anti-money laundering laws and regulations and (ii) ensure that the assets of the Fund are not (to the Adviser’s knowledge) directly or indirectly derived from activities that may contravene applicable laws and regulations, including anti-money laws and regulations and the laws, regulations and Executive Orders administered by the U.S. Department of Treasury’s Office of Foreign Assets Control. The Adviser agrees that it shall provide such information as Portfolio Advisor may reasonably request to satisfy applicable anti-money laundering laws and regulations.

H.                                   The Adviser shall maintain (and assumes the responsibility to maintain) all accounts, books and records with respect to the Fund as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder.

I.                                        The Adviser will notify the Fund and Portfolio Advisors of any potential assignment of this Agreement or change of control of the Adviser, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Fund or senior management of the Adviser, in each case prior to or promptly after, such change, all in accordance with applicable law and regulatory requirements.  The Adviser agrees to bear all reasonable expenses of the Fund, if any, arising out of an assignment or change in control.

J.                                        The Adviser will promptly notify the Fund and Portfolio Advisors of any financial condition that is likely to impair the Adviser’s ability to fulfill its commitment under this Agreement.

K.                                    The Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

L.                                     The execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which the Adviser or any of its Affiliates are a party.

9.                                      REPRESENTATIONS OF PORTFOLIO ADVISORS

Portfolio Advisors represents, warrants and agrees, to the best of its knowledge as of the date hereof, that:

A.                                    Portfolio Advisors is currently in material compliance and shall at all times continue to materially comply with the requirements imposed upon Portfolio Advisors by applicable law and regulations.

B.                                    Portfolio Advisors (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Adviser of the occurrence of any event that would disqualify Portfolio Advisors from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.  Portfolio Advisors will also promptly notify the Fund and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund; provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

C.                                    Portfolio Advisors has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act and will provide the Adviser and the Board of Directors with a copy of such code of ethics, together with evidence of its adoption.  Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the Chief Compliance Officer or a member of the Management Committee of Portfolio Advisors shall certify to the Chief Compliance Officer of the Fund that Portfolio Advisors has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of Portfolio Advisors’ code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation.

D.                                    Portfolio Advisors has provided the Fund and the Adviser with a copy of its Privacy Policy and Conflicts of Interest Policy and its Form ADV Part 1, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC and ADV Part 2A and Part 2B and, upon request, will promptly will furnish Adviser with a copy of all amendments thereto filed with the SEC.

E.                                     Portfolio Advisors will notify the Fund and the Adviser of any potential assignment of this Agreement or pending change of control of Portfolio Advisors, as applicable, all in accordance with applicable legal and regulatory requirements.

F.                                      Portfolio Advisors will promptly notify the Fund and the Adviser of any financial condition that is likely to materially impair Portfolio Advisors’ ability to fulfill its commitment under this Agreement.

G.                                    Portfolio Advisors agrees to maintain errors and omissions or professional liability insurance coverage.

H.                                   To the best of its knowledge as of the date hereof, the execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Portfolio Advisors or any of its Affiliates are a party.

10.                               SUPPLEMENTAL ARRANGEMENTS

Portfolio Advisors may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by Portfolio Advisors hereunder; provided that no such person shall perform any services with respect to the Fund that would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act.  Any compensation payable to such persons shall be the sole responsibility of Portfolio Advisors, and neither the Adviser nor the Fund shall have any obligations with respect thereto or otherwise arising under this Agreement.

11.                               REGULATION

Portfolio Advisors shall submit to all regulatory and administrative bodies having jurisdiction over the services provided by Portfolio Advisors to the Allocated Portion pursuant to this Agreement any information, reports, or other material that Portfolio Advisors is required to provide, based on the advice of counsel, pursuant to applicable laws and regulations.

12.                               RECORDS

Portfolio Advisors shall maintain such books and records with respect to the services provided to the Allocated Portion as is required by law the Advisers Act and the Investment Company Act.  Portfolio Advisors agrees that such records shall be the property of the Fund; however, the Fund shall furnish to Portfolio Advisors such records and permit Portfolio Advisors to retain such records (either in original or in duplicate form) as Portfolio Advisors shall reasonably request.  In the event of the termination of this Agreement, such records shall promptly be returned to the Fund by Portfolio Advisors free from any claim or retention of rights therein; provided that (i) Portfolio Advisors may retain any such records that are required to be retained by it by law or regulation and (ii) Portfolio Advisors may retain copies of any such books and records. The Adviser and the Fund agree that Portfolio Advisors shall have the right to use records relating to its provision of services hereunder and the performance of the Fund without prior permission from the Adviser or the Fund, and shall retain such right following the termination of the Agreement.

13.                               CONFIDENTIALITY; USE OF INFORMATION

Each of Portfolio Advisors and the Adviser acknowledge and agree that pursuant to this Agreement, either party may have access to the other party’s confidential and proprietary information and materials concerning or pertaining to the other’s business. Each party will receive and hold such information in the strictest confidence, and acknowledge, represent and warrant that it will use its best efforts to protect the confidentiality of this information.  Each party agrees that except as otherwise set forth herein, without the prior written consent of the other party, they will not use, copy, or divulge to third parties or otherwise use, except in accordance with the terms of this Agreement, any information obtained from or through the other party in connection with this Agreement other than as reasonably necessary in the course of their business; provided that such recipients must agree to protect the confidentiality of such information and use such information only for the purposes of providing services to the Fund; provided, further, however, this covenant shall not apply to information (i) which is in the public domain now or when it becomes in the public domain in the future, other than by reason of a breach of this Agreement, (ii) which has come to either party from a lawful source not bound to maintain the confidentiality of such information, other than from the other party or an affiliate or representative of that party, (iii) disclosures which are required by law, regulatory authority, regulation, judicial enquiry or legal process or (iv) as disclosure may be required to perform the services described in this Agreement and/or is related to Portfolio Advisors’ interaction with administrators;  (v) as disclosure is of information that is not unique to the Fund’s investment and that Portfolio Advisors otherwise has access to by virtue of investments held by Portfolio Advisors-affiliated funds or through any of Portfolio Advisors’ other clients’ investments; provided, that no information that is unique to the Fund’s participation in any of the funds in the portfolio will be disclosed to third parties (except as otherwise allowed pursuant to this section); (vi) if related to an overall request for Portfolio Advisors’ track record or if disclosure is in the context of a  request for Portfolio Advisors’ performance record or benchmarking, the disclosure is on a blind and confidential basis and does not identify the specific investments therein as those of the Fund; and (vii) certain track record and related information described in Section 12. For the avoidance of doubt and notwithstanding any of the above, the Adviser and the Fund acknowledge that Portfolio Advisors receives much of the same information that the Adviser and the Fund receive from funds in which the Fund is an investor or from the managers of those same funds, but on behalf of other Portfolio Advisors clients that are also limited partners of such funds (or by virtue of investments in such funds by Portfolio Advisors-affiliated funds), and Portfolio Advisors uses such information (as well as information which is not common and may be unique to the Fund) in providing investment management services, portfolio administrative services, benchmark services and other services to its clients (including other clients), regardless of source.  Portfolio Advisors acknowledges that all information received from the Fund and from the managers of the investment funds in which the Fund is an investor is confidential and while the Adviser and the Fund acknowledge that Portfolio Advisors may use such information internally, Portfolio Advisors covenants to maintain the confidentiality of such information except as permitted elsewhere herein.

14.                               DURATION OF AGREEMENT

This Agreement shall become effective upon the date of its execution. Unless terminated as herein provided and subject to all of the other terms and conditions hereof, this Agreement shall remain in full force and effect for an initial period of two years from the date of its execution and shall continue in effect for successive annual periods, so long as each continuance is specifically approved at least annually by (i) the vote of the Board of Directors, or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) the vote of a majority of the Fund’s Directors that are not “interested persons” (as that term is defined in the Investment Company Act) (“Independent Directors”), in accordance with the requirements of the Investment Company Act.

15.                               TERMINATION OF AGREEMENT

This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Directors, including a majority of the Independent Directors, or by the vote of a majority of the outstanding voting securities of the Fund, on sixty (60) days’ written notice to the Adviser and Portfolio Advisors, or by the Adviser or Portfolio Advisors on sixty (60) days’ written notice to the Fund and the other party.  This Agreement will automatically terminate, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment

Company Act), or (ii) in the event the Investment Advisory Agreement between the Adviser and the Fund is assigned (as defined in the Investment Company Act) or terminates for any other reason.  This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

16.                               AMENDMENTS TO THE AGREEMENT

Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Fund (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Independent Directors cast in person at a meeting called for the purpose of voting on such approval.

17.                               ASSIGNMENT

Portfolio Advisors shall not assign this Agreement. Any assignment (as that term is defined in the Investment Company Act) of this Agreement made by Portfolio Advisors shall result in the automatic termination of this Agreement, as provided in Section 15 hereof.  Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of such Portfolio Advisors except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder.

18.                               ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to the Fund.

19.                               HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

20.                               NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or to such other address as specified in a notice duly given to the other party.  Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

For:	Hatteras Funds, LP 6601 Six Forks Road Suite 340 Raleigh, NC 27615 Attn: R. Lance Baker

For:	Portfolio Advisors, LLC 9 Old Kings Highway South Darien, CT 06820 Attn: Brian Murphy With a copy to Portfolio Advisors, LLC 9 Old Kings Highway South Darien, CT 06820 Attn: Jesse Eisenberg

21.                               SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

22.                               GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York, without reference to conflict of law or choice of law doctrines, or any of the applicable provisions of the Investment Company Act.  To the extent that the laws of the State of New York, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

23.                               INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act.  Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act.  In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

HATTERAS FUNDS, LP		PORTFOLIO ADVISORS, LLC

By:	/s/ R. Lance Baker	By:	/s/ Brian P. Murphy
Name: R. Lance Baker		Name: Brian P. Murphy
Title: Chief Financial Officer		Title: Managing Member

HATTERAS MASTER FUND, LP

By:	/s/ R. Lance Baker
Name: R. Lance Baker
Title: Treasurer

Exhibit 1

Compensation of Sub-Adviser

Commencing as of the date of this Agreement, Portfolio Advisors is entitled to receive from the Adviser (i) 15% of any management fees payable to the Adviser by the Fund on the first $550,000,000 of assets under management (“AUM”) of the Fund, and 50% of management fees on AUM of the Fund over $550,000,000; and (ii) 15% of any distributions of carried interest or other performance incentive compensation payable to the Adviser by the Fund on the first $550,000,000 of AUM of the Fund, and 50% of any distributions of carried interest or other performance incentive compensation on AUM of the Fund over $550,000,000, pursuant to the Investment Advisory Agreement and the limited partnership agreement or other governing documents, as applicable.

These amounts shall be, with respect to management fees payable to the Adviser by the Fund, calculated and accrued monthly and payable monthly in arrears, and, with respect to any distributions of carried interest or other performance incentive compensation payable to the Adviser by the Fund, calculated and accrued monthly and payable annually, and the Adviser shall pay or, at Portfolio Advisor’s election, cause the Fund to pay such amounts directly to Portfolio Advisors promptly following when such fees or amounts are paid to the Adviser pursuant to the Investment Advisory Agreement or limited partnership agreement, as applicable. The Adviser may not make any changes to the structure, amount, method, or timing of payments relating to any management fees or distributions of carried interest or other performance incentive compensation without the prior written consent of Portfolio Advisors.  Portfolio Advisors shall be entitled to be paid directly from the Fund if the Adviser does not pay Portfolio Manager its portion of any fees or amounts due to Portfolio Advisors under this Agreement or the limited partnership agreement, as applicable, within sixty (60) days of the end of the month during which such fees or amounts were earned.